                                                                    Exhibit 99.1

[LOGO]                                            1700 South Patterson Boulevard
                                                               Dayton, OH  45479

                                                                    NEWS RELEASE

For further information:

John Hourigan
NCR Corporation
937-445-2078
john.hourigan@ncr.com

For Release on July 15, 2003

             NCR Names Eric A. Berg as Chief Administrative Officer

         DAYTON, Ohio - NCR Corporation (NYSE: NCR) today named Eric A. Berg to the newly created position of chief administrative officer, effective July 23 and reporting to NCR President and Chief Executive Officer Mark Hurd. Berg will be responsible for driving the company's process reengineering efforts and will focus on aligning resources, processes and systems to improve operational efficiency in back-office and corporate support functions. Additionally, he will have direct responsibility across the company for information technology services, procurement, real estate and quality.

         "We have made excellent progress in the first half of the year toward significantly improving NCR's operational efficiency, and I am delighted to have Eric join our senior management team to lead our reengineering efforts. He is an excellent fit for the position and the company with a solid track record leading the integration of technology systems and core business processes, combined with exceptional operational expertise in finance, information technology, sales and marketing," said Hurd.

         Berg joins NCR from Goodyear Tire & Rubber Company, where he was chief information officer responsible for the company's global information systems and e-business initiatives. Prior to that, he was a regional vice president of Frito-Lay, a division of PepsiCo Inc., where he led the sales, marketing, finance, distribution and operations functions for the Pacific Northwest region.

         His career also includes a number of senior management positions with consulting firm McKinsey & Company where he worked in a variety of industries, including financial, diversified manufacturing and telecommunications.

         Berg holds a bachelor of science degree in industrial engineering from the University of Illinois and a master of business administration degree from Harvard Business School.

About NCR Corporation

         NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR's ATMs, retail systems, Teradata(R) data warehouses and IT services provide Relationship TechnologyTM solutions that maximize the value of customer interactions. NCR (www.ncr.com) is based in Dayton, Ohio.

                                      # # #

NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries.